Exhibit 99.1

Molina Healthcare Wins Iowa Medicaid Contract

LONG BEACH, Calif.--(BUSINESS WIRE)--August 31, 2022--Molina Healthcare, Inc. (NYSE: MOH) (“Molina” or the “Company”) confirmed that the Iowa Department of Health and Human Services (HHS) has announced its intent to award Molina’s Iowa health plan a Medicaid managed care contract pursuant to the Request for Proposal issued by HHS on February 17, 2022.

The new contract for Molina’s Iowa health plan is expected to begin on July 1, 2023, with a contract duration of four years with a possible additional four years. Molina’s Iowa health plan will be one of three managed care organizations offering health care coverage to approximately 850,000 total Medicaid beneficiaries in the state.

“We are honored that HHS has selected Molina to help serve Iowa’s citizens,” the Company said in a statement. “Molina’s mission is to improve the health and lives of our members by delivering high-quality health care, and we look forward to fulfilling that mission in Iowa.”

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company (currently ranked 125), provides managed healthcare services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 5.1 million members as of June 30, 2022. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding HHS’s intent to award a Medicaid managed care contract to Molina’s Iowa health plan. All forward-looking statements are based on the Company’s current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such risks include, without limitation, a delay in the start date for the contract, and any changes incidental to a successful protest or legal action. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. All forward-looking statements in this release represent Molina’s judgment as of the date hereof, and it disclaims any obligation to update any forward-looking statements to conform the statement to changes in its expectations that occur after the date of this release. Information regarding the other risk factors to which the Company is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov.

Contacts

Investor Contact: Joseph Krocheski, Joseph.Krocheski@molinahealthcare.com, 562-951-8382
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588